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                                                                    EXHIBIT 3.2E

                              TRANSMONTAIGNE INC.

                 Resolutions Adopted by the Board of Directors
                              September 29, 1999


I. Effective October 1, 1999, Section 4.1 of Article 4 of the By-laws of the Corporation shall be amended and restated in its entirety to read as follows:

          Section 4.1 The Corporation shall have such officers with such titles and directors, as the Board of the Directors may determine. The officers of the Corporation may include a Chairman of the Board, a Vice Chairman of the Board, a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may be appointed in accordance with the provisions of Section 4.3. Any person may hold two or more of such offices.

II. Effective October 1, 1999, Article 4 of the By-laws of the Corporation shall be amended by adding thereto a new Section 4.8 which shall read as set forth below, and all subsequent Sections of Article 4 shall be renumbered accordingly:

          Section 4.8    The Vice Chairman of the Board

          The Vice Chairman of the Board, if such officer has been appointed by the Board of Directors shall be the chief executive officer of the Corporation. In the absence of the Chairman of the Board, or if such office is vacant, he shall preside at all meetings of the stockholders and of the Directors, and shall exercise all other powers and perform all other duties of the Chairman of the Board; he shall be ex officio a member of all standing committees; and he shall perform such other duties as the Board of Directors may from time to time prescribe. Except where by law the signature of the President is required, the Vice Chairman of the Board shall have the same powers as the President to execute instruments on behalf of the Corporation.

III. Effective October 1, 1999, Section 4.8 of Article 4 of the By-laws of the Corporation, renumbered as Section 4.9, shall be amended and restated in its entirety to read as follows:

          Section 4.9    The President

          The President shall be the chief operating officer of the Corporation. In the absence of the Chairman of the Board and the Vice Chairman of the Board, or if such offices are vacant, he shall preside at all meetings of the stockholders and of
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     the Directors, and shall exercise all other powers and perform all other duties of the Chairman of the Board and Vice Chairman of the Board; he shall be ex officio a member of all standing committees; and he shall perform such other duties as the Board of Directors may from time to time prescribe.

IV. Pursuant to Section 3.1 of Article 3 of the By-laws of the Corporation, the number of directors shall be increased from eight (8) to a total of nine (9), effective October 1, 1999.